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                                                                   EXHIBIT 10.28


                              November 12, 1997



American Physician Partners, Inc.
901 Main Street
Suite 2301
Dallas, TX 75202



Dear Sirs:


        On May 1, 1996, the Board of Directors of American Physician Partners, Inc. (the "Company") approved the grant to me of an option to purchase 250,000 shares of the Company's Common Stock at an exercise price of $0.125 per share (the "Option"). For good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, I hereby confirm that I wish to surrender all of my rights to, and interest in, 62,500 of the option shares subject to the Option (the "Surrendered Options") effective only upon the consummation of the Company's initial underwritten public offering of Common Stock (the "Closing Date").

        I further confirm that I understand that if the Company's initial underwritten public offering is consummated, no additional rights to, or interest in, the Surrendered Options will accrue to me after the Closing Date and that, with respect to the 187,500 option shares which remain subject to the Option, the provisions of the agreements evidencing the Option will continue to remain in full force and effect after the Closing Date.

                                                Very truly yours,




                                                Gregory L. Solomon